                                                                    EXHIBIT 99.1

                             [QUESTCOR LETTERHEAD]




FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Questcor Pharmaceuticals, Inc.
Charles J. Casamento
Chairman, President & CEO
Timothy E. Morris, CFO
510/400-0700


            QUESTCOR ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

 QUESTCOR REPORTS NET INCOME OF $270,000 ON TOTAL REVENUES OF $5,148,000 IN THE
                             FIRST QUARTER OF 2004

UNION CITY, CA - APRIL 29, 2004 -- QUESTCOR PHARMACEUTICALS, INC. (AMEX:QSC), a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs through a U.S. direct sales force and international commercialization partners, announced today financial results for the first quarter ended March 31, 2004.

FIRST QUARTER 2004 COMPARED TO FOURTH QUARTER 2003

Questcor reported total revenues of $5,148,000 in the first quarter of 2004, an increase of 13% from total revenues of $4,570,000 reported in the fourth quarter of 2003. The increase in total revenues is principally a result of growing sales of Nascobal(R), an intranasal formulation of Vitamin B-12 which Questcor acquired in June 2003, and increased Ethamolin sales due to seasonal demand.

Questcor reported net income of $270,000 in the first quarter of 2004, a decrease of 17% from net income of $324,000 in the fourth quarter of 2003, making this the second consecutive quarter that Questcor has reported a profit. Selling, general and administrative expenses in the first quarter of 2004 were higher as compared to the fourth quarter of 2003, principally due to spending on certain non-recurring market research and marketing planning studies that are nearing completion.

Questcor also reported positive EBITDA of $771,000 in the first quarter of 2004, the third consecutive quarter Questcor has generated positive EBITDA. EBITDA is defined as non-GAAP earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures, excluding cash dividends paid to preferred shareholders.

FIRST QUARTER 2004 COMPARED TO FIRST QUARTER 2003

The total revenues for the first quarter of 2004 represented an increase of $2,527,000, or 96%, from total revenues of $2,621,000 for the first quarter of 2003. The increase reflects revenues from sales of Nascobal, and increases in net product sales of Acthar and Ethamolin. Total revenues in the first quarter of 2003 were negatively affected by the decision to briefly discontinue normal wholesaler shipments of Acthar and to limit shipments to critical care and emergency care situations only, due to the relatively short dating of Acthar in Questcor's inventory and at the wholesale level at that time.

Net income for the first quarter of 2004 was $270,000 as compared to a net loss of $1,770,000 for the first quarter of 2003. Net income applicable to common stockholders was $98,000 for the first quarter of 2004. Net income applicable to common stockholders was determined by deducting from net income the quarterly Series B Preferred Stock dividends of $172,000. Net loss applicable to common stockholders was $3,238,000 for the first quarter of 2003. Net loss applicable to common stockholders was determined by deducting from net loss a non-cash deemed dividend related to the beneficial conversion feature of the Series B Preferred Stock in the amount of $1,301,000 and the quarterly Series B Preferred Stock dividends of $167,000.

Questcor reported positive EBITDA of $771,000 in the first quarter of 2004 compared to negative EBITDA of $1,474,000 in the first quarter of 2003.

"Questcor reported record sales for the first quarter of 2004. We also reported net income for the second consecutive quarter. Our cash balance at the end of March increased to $6.2 million from $3.2 million at December 2003. Our goals during the remainder of 2004 will be to continue to focus on increasing sales of Nascobal, controlling expenses and achieving positive EBITDA," commented Charles
J. Casamento, Chairman, President and CEO of Questcor. "We increased our market research and market planning expenditures in the first quarter and anticipate that these investments in our business will have a positive impact on revenue growth over time. We plan to initiate a modest expansion of our sales force in the second quarter of 2004 to take advantage of the opportunity for the treatment of Vitamin B-12 deficiencies with Nascobal in Inflammatory Bowel Disease, Multiple Sclerosis and Gastric Bypass patients."

2004 FIRST QUARTER HIGHLIGHTS

Additional highlights of the first quarter of 2004 include:

o Raised $2.4 million in cash and cancelled over 46% of outstanding common stock warrants in a private offering of common stock. In January 2004, Questcor issued 4,878,201 shares of common stock in exchange for $2,399,050 in cash and the surrender of outstanding warrants to purchase 3,878,201 shares of Questcor's common stock. After the offering, Questcor had approximately 51,060,000 shares of common stock outstanding (see accompanying table of Common Stock and Securities Convertible into Common Stock).

o Continued progress on the Acthar manufacturing site transfer. In the first quarter of 2004, Questcor continued its progress on the manufacturing site transfer of Acthar. Questcor received final approval from the FDA for the finished goods site transfer to


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     Chesapeake Biological Laboratories on January 22, 2004. There was also additional progress on the transfer of a potency assay to a new third party laboratory and with a new manufacturer of the active pharmaceutical ingredient. Questcor incurred approximately $200,000 of expenses during the first quarter relating to the Acthar site transfer and expects that expenses in future quarters may exceed this amount.

OUTLOOK FOR THE REMAINDER OF 2004

For the remainder of 2004, we expect product sales from Nascobal to continue to increase and become a larger percentage of our total sales. We expect quarterly fluctuations in the net sales of all of our products due to the timing of shipments, seasonality of demand, the reallocation of promotional efforts for each product and the start-up time necessary for the additional sales representatives to be hired in 2004. Net product sales for the first quarter of 2004 were positively impacted by seasonal demand for Ethamolin, a trend we do not expect to continue in the remainder of 2004. Pending the impact of any unforeseen events, selling, general and administrative and research and development expenses in total are expected to remain substantially similar in 2004 as compared to 2003. Our goal in 2004 will be to continue the trend of being EBITDA positive on an annual basis.

QUARTER ENDED MARCH 31, 2004 CONFERENCE CALL

Questcor will be hosting a conference call to discuss these results on Thursday, April 29, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 6877215. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by CCBN and can be accessed at Questcor's website at www.questcor.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Thursday, April 29, 2004 through 11:59 p.m. Eastern Time on Thursday, May 6, 2004. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international)
and use conference ID number 6877215.

About Questcor
Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs through a U.S. direct sales force and international commercialization partners. Questcor currently markets five products in the U.S.: Nascobal(R), the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by Crohn's Disease and MS; HP Acthar(R) Gel, an injectable drug that is commonly used in treating patients with infantile spasm and is approved for the treatment of certain central nervous system disorders with an inflammatory component including the treatment of flares associated with Multiple Sclerosis; Ethamolin(R), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil(R)-125, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3(R), a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal (GI) function.

NOTE: EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS, WHICH MAY CAUSE QUESTCOR'S RESULTS TO DIFFER FROM THOSE REPORTED HEREIN. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, QUESTCOR'S ABILITY TO ACCURATELY FORECAST THE DEMAND FOR EACH OF THEIR PRODUCTS, THE GROSS MARGINS ACHIEVED FROM THE SALE OF THOSE PRODUCTS, QUESTCOR'S ABILITY TO ENFORCE ITS EXCHANGE POLICY, THE ACCURACY OF THE PRESCRIPTION DATA PURCHASED FROM INDEPENDENT THIRD PARTIES BY QUESTCOR, THE SELL THROUGH BY QUESTCOR'S DISTRIBUTORS, THE INVENTORIES CARRIED BY QUESTCOR'S DISTRIBUTORS, AND THE EXPENSES AND OTHER CASH NEEDS FOR THE UPCOMING PERIODS, QUESTCOR'S ABILITY TO OBTAIN FINISHED GOODS FROM ITS SOLE SOURCE CONTRACT MANUFACTURERS ON A TIMELY BASIS IF AT ALL, QUESTCOR'S NEED FOR ADDITIONAL FUNDING, UNCERTAINTIES REGARDING QUESTCOR'S INTELLECTUAL PROPERTY AND OTHER RESEARCH, DEVELOPMENT, MARKETING AND REGULATORY RISKS, AND, TO THE ABILITY OF QUESTCOR TO IMPLEMENT ITS STRATEGY AND ACQUIRE PRODUCTS AND, IF ACQUIRED, TO MARKET THEM SUCCESSFULLY AS WELL AS THE RISKS DISCUSSED IN QUESTCOR'S REPORT ON FORM 10-K FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2003 AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE RISK FACTORS AND OTHER INFORMATION CONTAINED IN THESE DOCUMENTS SHOULD BE CONSIDERED IN EVALUATING QUESTCOR'S PROSPECTS AND FUTURE FINANCIAL PERFORMANCE.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Table to follow on next page.


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                         Questcor Pharmaceuticals, Inc.
                 Selected Consolidated Balance Sheet Information
                                 (In thousands)

                                                           MARCH 31,       DECEMBER 31,
                                                             2004            2003 (1)
                                                            -------          -------
                                                          (UNAUDITED)
Cash and cash equivalents                                   $ 6,173          $ 3,220
Cash, cash equivalents and short-term investments
Working capital(2)                                            3,632            4,352
Total assets                                                 25,614           22,929
Convertible debentures ($4 million face value, net
   of deemed discount) due March 2005, long-term               --              3,402
Preferred stock, Series A                                     5,081            5,081
Stockholders' equity                                         13,117           10,578

(1)  Derived from audited financial statements

(2) Working capital as of March 31, 2004, includes $3,526 ($4 million face value, net of deemed discount) of convertible debentures that were reclassified from long-term liabilities to current liabilities during the quarter

                         Questcor Pharmaceuticals, Inc.
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                 ---------------------------
                                                                   2004               2003
                                                                 --------           --------
Revenues:
   Net product sales                                             $  5,148           $  2,362
   Contract research, grant and royalty revenue                      --                    9
   Technology revenue                                                --                  250
                                                                 --------           --------
     Total revenues                                                 5,148              2,621
Operating costs and expenses:
   Cost of product sales                                              856                675
   Selling, general and administrative                              3,028              2,803
   Research and development                                           578                611
   Depreciation and amortization                                      298                169
                                                                 --------           --------
     Total operating costs and expenses                             4,760              4,258
                                                                 --------           --------
Income (loss) from operations                                         388             (1,637)
Non-cash amortization of deemed discount
   on convertible debentures                                         (131)              (131)
Interest income (expense), net                                        (72)                 4
Other income (expense), net                                             3                (77)
Rental income, net                                                     82                 71
                                                                 --------           --------
Net income (loss)                                                     270             (1,770)
Non-cash deemed dividend related to
   beneficial conversion feature of  Series B
   Preferred Stock                                                   --                1,301
Dividends on Series B Preferred Stock                                 172                167
                                                                 --------           --------
Net income (loss) applicable to common stockholders              $     98           $ (3,238)
                                                                 ========           ========
Net income (loss) per common share applicable to common
   stockholders - basic and diluted                              $   0.00           $  (0.08)
                                                                 ========           ========
Weighted average shares of common stock
   outstanding - basic and diluted                                 50,032             38,677
                                                                 ========           ========

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In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor's definition of EBITDA may not be consistent with that of other companies.

                         Questcor Pharmaceuticals, Inc.
           Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
                                 (In thousands)
                                   (unaudited)

                                                                THREE MONTHS ENDED
                                        ---------------------------------------------------------------
                                         MARCH 31,      SEPTEMBER 30,      DECEMBER 31,       MARCH 31,
                                           2003             2003              2003              2004
                                         -------           -------           -------          ---------
GAAP net income (loss)                   $(1,770)          $  (576)          $   324          $   270
Adjustments:
  Net interest expense                        (4)               18                72               72
  Depreciation and amortization              169               441               335              298
  Non-cash amortization of
   deemed discount on
   convertible debentures                    131               130               131              131
                                         -------           -------           -------          -------
Non-GAAP EBITDA                             --
    Positive (Negative)                  $(1,474)          $    13           $   862          $   771
                                         =======           =======           =======          =======

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                         Questcor Pharmaceuticals, Inc.

   Common Stock and Securities Convertible into Common Stock at March 31, 2004


     Security                                        Number of Shares
     --------                                        ----------------
     Common Stock                                      51,060,220
     Preferred Stock, Series A                          2,155,715 (A)
     Preferred Stock, Series B                          8,924,777 (B)
     Convertible debentures                             2,531,644 (C)
     Warrants and placement agent unit options          4,687,085 (D)
     Outstanding options                                9,447,104 (E)
                                                       ----------
                                                       78,806,545
                                                       ==========

(A) Each share of Series A Preferred stock is convertible into one share of common stock.
(B) Series B Preferred stock is convertible into common stock at a conversion price of $.9412 per share. Preferred stockholders are entitled to an initial dividend of 8% payable quarterly. Dividends distributed during the quarter ended March 31, 2004 totaled $172,000.
(C) Convertible debentures outstanding as of March 31, 2004 had a face value of $4,000,000 with interest at 8% per annum, payable quarterly. The debentures are convertible into common stock at $1.58 per share. Interest paid during the quarter ended March 31, 2004 totaled $80,000.
(D) Warrants and placement agent unit options outstanding at March 31, 2004 are:

     Exercise Price          Number Outstanding             Expiration Date
     --------------          ------------------             ---------------
     $0.64                          303,728              4/30/2006 - 12/1/2007
     $0.94                        3,025,921                    1/15/2007
     $1.26                          475,248                    6/11/2008
     $1.31                           20,000                    5/18/2004
     $1.70                          859,494                    3/15/2006
     $31.51                           2,694                    3/12/2007
                                  ---------
                                  4,687,085
                                  =========


(E)  Stock options outstanding as of March 31, 2004 are:


                                Options Outstanding
------------------------------------------------------------------------------------
                                                                                              Options Exercisable
                                                                                           -------------------------
                                                    Weighted                                                Weighted
                                                     Average             Weighted                           Average
Range of Exercise            Number                 Remaining            Average             Number         Exercise
    Price                 Outstanding              Contractual        Exercise Price       Exercisable        Price
                                                       Life
$0.47 - $0.67                 972,797                   8.54            $   0.60              344,687      $   0.61
$0.70 - $0.90               2,344,906                   8.59            $   0.80              970,096      $   0.78
$0.94 - $1.10               1,766,311                   8.02            $   1.01              977,321      $   1.02
$1.12 - $1.25               1,417,656                   5.81            $   1.24            1,276,528      $   1.24
$1.27 - $1.62               1,567,175                   7.45            $   1.49              685,163      $   1.46
$1.62 - $4.94               1,378,259                   4.47            $   2.45            1,331,295      $   2.48
                            ---------                                                       ---------
                            9,447,104                   7.27            $   1.24            5,585,090      $   1.41
                            =========                                                       =========